Exhibit 12.1

Home BancShares, Inc.

Computation of Ratios of Earnings to Fixed Charges

	Three Months Ended September 30,				Nine Months Ended September 30,				Year Ended December 31,
Exhibit	2018		2017		2018		2017		2017		2016		2015		2014		2013
(Dollars in thousands)
Fixed Charges and Preferred Dividends

Interest expense	$28,939		$12,175		$71,483		$32,131		$49,209		$28,986		$20,370		$17,557		$14,013
Capital debt expense Trust Preferred	5,202		4,969		15,374		10,203		15,137		1,593		1,354		1,313		518
Estimated interest in rent	244		237		770		648		918		784		779		751		515
Preferred dividends (E)	—		—		—		—		—		—		—		—		—

Combined fixed charges and preferred dividends (B)	34,385		17,381		87,627		42,982		65,264		31,363		22,503		19,621		15,046
Less: interest on deposits	21,412		8,535		54,382		20,831		33,777		15,926		12,971		12,796		9,744

Combined fixed charges and preferred dvidends excluding interest on deposits (D)	$12,973		$8,846		$33,245		$22,151		$31,487		$15,437		$9,532		$6,825		$5,302

Earnings

Pre-tax income from continuing operations	$105,634		$22,357		$303,003		$174,966		$271,083		$282,646		$218,491		$177,173		$104,473
Fixed charges and preferred dividends	34,385		17,381		87,627		42,982		65,264		31,363		22,503		19,621		15,046

Total earnings (A)	140,019		39,738		390,630		217,948		336,347		314,009		240,994		196,794		119,519
Less: interest on deposits	21,412		8,535		54,382		20,831		33,777		15,926		12,971		12,796		9,744

Total earnings excluding interest on deposits (C)	$118,607		$31,203		$336,248		$197,117		$302,570		$298,083		$228,023		$183,998		$109,775

Ratio of earnings to fixed charges

Ratio, including interest on deposits (A/(B-E))	4.07	x	2.29	x	4.46	x	5.07	x	5.15	x	10.01	x	10.71	x	10.03	x	7.94	x
Ratio, excluding interest on deposits (C/(D-E))	9.14	x	3.53	x	10.11	x	8.90	x	9.61	x	19.31	x	23.92	x	26.96	x	20.70	x

Ratio of earnings to fixed charges & preferred dividends

Ratio, including interest on deposits (A/B)	4.07	x	2.29	x	4.46	x	5.07	x	5.15	x	10.01	x	10.71	x	10.03	x	7.94	x
Ratio, excluding interest on deposits (C/D)	9.14	x	3.53	x	10.11	x	8.90	x	9.61	x	19.31	x	23.92	x	26.96	x	20.70	x